Exhibit 10.2

June 28, 2024

Kelly Wall
Subject: Transaction Success Bonus

Dear Kelly,
We consider your contributions and dedication to The Aaron’s Company, Inc. (the “Company”) essential to our business. In recognition of your commitment to the Company during a time in which your hard work and impact are crucial to the Company’s continued success, we are extending to you the opportunity to earn a Transaction Success Bonus (the “Bonus”), which would be payable within 30 days after the successful completion of a “Change in Control”, as defined below, subject to the terms and conditions set forth in this letter agreement (this “Letter Agreement”).
The Bonus will be a lump sum payment in an amount equal to $135,000.
The Bonus:
•Represents compensation for your continued employment through the completion of any Change in Control;
•Shall not be earned until the completion of any Change in Control;
•Requires that you continue to perform your responsibilities in a satisfactory manner;
•Is no longer valid if a Change in Control has not occurred on or before December 31, 2024 (the “Expiration Date”);
•Does not apply if a Change in Control does not take place; and
•Is contingent upon you signing this Letter Agreement no later than [14] days after the date you receive it.

Please review the following terms and, if you agree, sign and date below where indicated.

To be eligible to receive the Bonus, you must remain employed by the Company or one of it’s subsidiaries through the completion of any Change in Control prior to the Expiration Date. Should you cease employment with the Company and it’s subsidiaries prior to this time, you forfeit your right to the Bonus, unless you experience a qualifying termination of employment entitling you to severance compensation under the terms of the applicable severance plan. If you experience such a qualifying termination of employment prior to any Change in Control, provided that a Change in Control occurs on or before the Expiration Date, the Bonus will be paid to you in full within 30 days after the date of the Change in Control.

The Company (or any of its affiliates) may withhold from any amount payable hereunder all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. The payment opportunities under this Letter Agreement do not imply any obligation with respect to your continued employment of any kind with the Company or its affiliates. Your employment continues to be “at-will.”

The provisions of this Letter Agreement and the existence of this Letter Agreement are confidential. You shall not disclose, publicize, or discuss any of the terms or conditions of this Letter Agreement or the existence of this Letter Agreement with anyone except your spouse, if any, your attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice. In the event you disclose any of the terms or conditions of this Letter Agreement or the existence of it to your spouse, attorney, financial advisor and/or tax advisor, it shall be your duty to advise such persons of the confidential nature of this Letter Agreement and its existence and to direct them not to disclose, publicize, or discuss any of the terms or conditions of this Letter Agreement or the existence of this Letter Agreement with any other person. If you disclose, publicize, or discuss any of the terms or conditions of this Letter Agreement or the existence of this Agreement with any other person (excluding your spouse, attorney, financial advisor and/or tax advisor), you will forfeit your right to any and all benefits provided herein. Nothing in this provision restricts the Company’s ability to share certain terms and conditions of this Letter Agreement as may be required by law or contract and nothing in this provision restricts your ability to discuss information that has been publicly disclosed.

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of Georgia.

Exhibit 10.2

No provision of this Agreement may be modified, altered, or amended, except by agreement between an authorized member of Aaron's leadership and you.

Please let me know if you have any questions pertaining to this Agreement.

Sincerely,

Scott Porter
SVP, Chief People Officer

I have read and understand the above-referenced terms of this Letter Agreement and hereby accept the terms as written.

/s/ Kelly Wall                                 7/9/2024
Name                                     Date

CC: Scott Porter
Executive Compensation
Team Member File

“Change in Control” is defined as:
(a) The acquisition (other than from the Company) by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (but without regard to any time period specified in Rule 13d-3(d)(1)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b) A majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Provided, however, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.